Exhibit 10.2

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

PERFORMANCE STOCK UNIT GRANT NOTICE
UNDER THE
CERTARA, INC.
2020 INCENTIVE PLAN

Certara, Inc., a Delaware corporation (the “Company”), pursuant to its 2020 Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Performance Stock Units (“Performance Stock Units” or “PSUs”) set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth herein, in the Performance Stock Unit Agreement including any addendum to such agreement for the Participant’s country (the “Addendum”), as attached (together, the “Performance Stock Unit Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[●]

Date of Grant:	[●]

Number of Performance Stock Units:	[●]

Performance Period:	The three-year period comprised of the Company’s fiscal years 2022, 2023 and 2024.

Performance Conditions:	Settlement of the Performance Stock Units shall be subject to satisfaction of the Performance Conditions in accordance with Appendix A, attached to this Grant Notice.

Dividend Equivalents:	The Performance Stock Units shall be credited with dividend equivalent payments, as provided in Section 13(c)(iii) of the Plan.

*          *          *

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THE PARTICIPANT DOES NOT HAVE TO ACCEPT THE PERFORMANCE STOCK UNITS. IF THE PARTICIPANT WISHES TO DECLINE THE PERFORMANCE STOCK UNITS, THE PARTICIPANT SHOULD PROMPTLY NOTIFY THE GENERAL COUNSEL OF THE COMPANY OF THE PARTICIPANT’S DECISION IN WRITING. IF THE PARTICIPANT DOES NOT PROVIDE SUCH NOTIFICATION WITHIN 60 DAYS OF GRANT, THE PARTICIPANT WILL BE DEEMED TO HAVE ACCEPTED THE PERFORMANCE STOCK UNITS ON THE TERMS AND CONDITIONS SET FORTH IN THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN.

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AMENDED AND RESTATED APPENDIX A
TO THE GRANT NOTICE

The number of PSUs that will be subject to settlement (the “Earned PSUs”) will be calculated based on achievement of the applicable Performance Conditions, as set forth below.

1.Performance Conditions

PSUs shall be bifurcated into two equal tranches: “Tranche I PSUs,” which will be subject to a Performance Condition based on Revenue Growth, and “Tranche II PSUs,” which will be subject to a Performance Condition based on Unlevered Free Cash Flow Growth (“UFCF”), in each case, as set forth in the table below:

	Tranche I	Tranche II
Performance Condition[1]	Revenue Growth	Unlevered Free Cash Flow Growth
Threshold Level of Achievement	[* * *]	[* * *]
Target Level of Achievement	[* * *]	[* * *]
Maximum Level of Achievement	[* * *]	[* * *]

2.Calculation of Annual Weighting Percentages

Following the last day of each applicable fiscal year during the Performance Period (or, if earlier, upon a Change in Control), the Committee shall determine the level of achievement with respect to each Performance Condition in respect of such fiscal year and calculate the “Weighting Percentage” (as set forth the table below) for such fiscal year with respect to each of the Tranche I PSUs and the Tranche II PSUs based on such level of achievement in accordance with the following table:

Level of Achievement	Weighting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	135%
Above Maximum	135%

[1]

The Performance Conditions were established with the assumption that 5% growth for each financial metric would be attributable to incremental Revenue or UFCF in the Measurement Year from mergers or acquisitions that occurred in the Base Year (“Base Year M&A”). For years two and three of the Performance Period only, to the extent such growth accounts for less than 5% growth for a particular Tranche (or Tranches) in a given Measurement Year, the Performance Condition will be reduced by 5 percentage points for that respective Tranche(s), in which case all Revenue or UFCF, as applicable, from such Base Year M&A will be discounted in both the Base Year and Measurement Year. For example, if 2023 Revenue generated from an acquisition that occurred in 2022 accounts for less than 5% of the total Company Revenue growth in 2023, the Threshold, Target, and Maximum Level of Achievement for Tranche I (Revenue Growth) in 2023 would be 10%, 15%, and 20%, respectively, and any Revenue generated from that acquisition would be ignored (in both the Base Year (2022) and Measurement Year (2023)).

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Unless otherwise determined by the Committee, if actual performance with respect to any tranche is between (i) “Threshold” and “Target” or (ii) “Target” and “Maximum” levels of achievement, the Weighting Percentage shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such numbers. In the event of a Change in Control during the Performance Period, the Committee shall determine the Weighting Percentage for the fiscal year during which such Change in Control occurs and any subsequent fiscal year during the Performance Period. When calculating the Weighted Percentage, the Committee shall have the authority to make appropriate adjustments to Revenue Growth and Unlevered Free Cash Flow Growth to account for unanticipated material changes, such as changes in accounting standards, unplanned foreign exchange impact beyond a 5% marginal impact, or Revenue attributable to acquisitions or divestitures All determinations with respect to whether and to the extent to which a Performance Condition has been achieved and of the calculation of the Weighting Percentage (including without limitation in the event of a Change in Control) shall, in each case, be made by the Committee in its sole discretion, whose decision shall be final and binding on the Participant.

3.Calculation of Earned PSUs

Following the end of the Performance Period (and prior to the date the PSUs are settled in accordance with Section 3 of the Performance Stock Unit Agreement (the “Settlement Date”), the Committee shall determine (i) the “Final Weighting Percentage” with respect to each tranche of PSUs by taking the average of the Weighting Percentages calculated for each fiscal year of the Performance Period, but in no event shall the Final Weighted Percentage exceed 100%; and (ii) the number of PSUs that become Earned PSUs, which shall equal the sum of:

•

(x) the number of Tranche I PSUs multiplied by (y) the Final Weighting Percentage applicable to the Tranche I PSUs multiplied by (z) a quotient, the numerator of which is the Participant’s number of full years of employment during the Performance Period and the denominator of which is 3 (such result rounded up to the nearest whole unit); plus

•

(x) the number of Tranche II PSUs multiplied by (y) the Final Weighting Percentage applicable to the Tranche II PSUs multiplied by (z) a quotient, the numerator of which is the Participant’s number of full years of employment during the Performance Period and the denominator of which is 3 (such result rounded up to the nearest whole unit).

Notwithstanding the foregoing, if the Participant undergoes a Termination by the Service Recipient other than for Cause in connection with or within 12 months following a Change in Control, the quotient for both subsections (z) above shall be 1 (in other words, the numerator shall be 3, regardless of term of employment).

Any PSUs which do not become Earned PSUs in accordance with the above formula shall be forfeited as of the date of determination.

Notwithstanding anything contained herein to the contrary, in the event of the Participant’s Termination for Cause prior to the Settlement Date, all of the Participant’s PSUs shall be forfeited as of the date of such Termination, and none of the PSUs shall become Earned PSUs.

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4.Definitions

(a)“Base Year” shall mean the fiscal year occurring immediately prior to the Measurement Year.

(b)“Measurement Year” shall mean the fiscal year for which the Performance Conditions are measured. For example, in calculating the Revenue growth for fiscal year 2022, the Base Year would be 2021 and the Measurement Year would be 2022.

(c)“Revenue” shall mean the revenue which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for the applicable Measurement Year financial results, excluding for the purpose of calculating Revenue growth from the Base Year, all revenue resulting from any and all merger & acquisition activity occurring within the Measurement Year (“M&A Revenue”) to the extent such M&A Revenue exceeds 4% of total Revenue for such year. For purposes of calculating Revenue growth for the year following the year in which applicable M&A Revenue is recognized, such M&A Revenue will be included in the Base Year (subject to adjustment per footnote 1).

(d)“Revenue Growth” shall mean the one-year growth rate with respect to Revenue, which shall be expressed as a percentage (rounded to the nearest tenth of a percent).

(e)“Unlevered Free Cash Flow” shall mean with respect to the applicable Measurement Year, the Company’s Adjusted EBITDA (as defined in the Company’s annual SEC filings) minus capital expenditures and minus changes in non-cash working capital, as adjusted for (i) any unplanned loss(es) or gain(s) of a non-recurring nature, such as material restructuring or reorganizations and litigation/settlement expenses, (ii) unplanned foreign exchange impact beyond a marginal impact of 5%, (iii) integration costs relating to any merger & acquisition activity, (iv) changes in working capital accounts that are excluded in Adjusted EBITDA, such as deferred tax accounts; as determined by the Committee in its sole discretion (subject to further adjustment per footnote 1).

(f)“Unlevered Free Cash Flow Growth” shall mean the growth rate with respect to Unlevered Free Cash Flow, which shall be expressed as a percentage (rounded to the nearest tenth of a percent)

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PERFORMANCE STOCK UNIT AGREEMENT
UNDER THE
CERTARA, INC.
2020 INCENTIVE PLAN

Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Stock Unit Agreement including any addendum to the Performance Stock Unit Agreement for the Participant’s country (the “Addendum”) as attached (together, the “Performance Stock Unit Agreement”) and the Certara, Inc. 2020 Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Certara, Inc., a Delaware corporation (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units provided in the Grant Notice (with the number of Performance Stock Units that become Earned PSUs representing an unfunded, unsecured right to receive one share of Common Stock upon the settlement of such PSUs). The Company may make one or more additional grants of Performance Stock Units to the Participant under this Performance Stock Unit Agreement by providing the Participant with a new grant notice, which may also include any terms and conditions differing from this Performance Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Performance Stock Units hereunder and makes no implied promise to grant additional Performance Stock Units. For purposes of the Plan, Performance Stock Units shall be deemed a Restricted Stock Unit subject to the Performance Conditions set forth in the Grant Notice.

2.Earned PSUs. Subject to the conditions contained herein and in the Plan, the Performance Stock Units shall become Earned PSUs as provided in the Grant Notice.

3.Settlement of Performance Stock Units. The Company will deliver to the Participant, without charge on March 1st of the year immediately following the last day of the Performance Period (or as soon as reasonably practical following a Termination by the participant other than for Cause in connection with or within 12 months of a Change in Control) one share of Common Stock for each Earned PSU (as adjusted under the Plan, as applicable) and such Earned PSU shall be cancelled upon such delivery. The Company shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third party plan administrator. Notwithstanding anything in this Performance Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Performance Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading. Notwithstanding the terms of the Plan, “Change in Control” hereunder shall be limited to such transactions that meet the definition used for purposes of Treas. Reg. Sections 1.409A-3(a)(5) and 1.409A-3(i)(5).

4.Treatment of Performance Stock Units Upon Termination. Treatment of Performance Stock Units upon a Participant’s Termination shall be as set forth in the Grant Notice. For purposes of the Performance Stock Units, the Participant’s employment relationship will be considered terminated as of the date of the Participant’s Termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where theParticipant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period

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or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Stock Unit grant (including whether the Participant may still be considered to be providing service while on a leave of absence).

5.Company; Participant.

(a)The term “Company” as used in this Performance Stock Unit Agreement with reference to service shall include the Company and its Subsidiaries and Affiliates.

(b)Whenever the word “Participant” is used in any provision of this Performance Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Stock Units may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such person or person.

6.Non-Transferability. The Performance Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.

7.Rights as Shareholder. Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 13(c)(iii) of the Plan, the Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a shareholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

8.Tax Withholding.

(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-RelatedItems”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant or vesting of the Performance Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Performance Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer, or their respective board, officers or employees related to Tax-Related Items arising from the Performance Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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(b)Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax- Related Items by withholding from the number of shares of Common Stock otherwise deliverable pursuant to the settlement of the Performance Stock Units a number of shares of Common Stock with a Fair Market Value, on the date that the Performance Stock Units are settled, equal to such withholding liability; provided that the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences. Alternatively, if the Company determines in its sole discretion that withholding shares of Common Stock is not feasible under applicable tax or securities laws or has materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer;

(ii)withholding from proceeds of the sale of shares of Common Stock acquired at settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; and/or

(iii)any other methods approved by the Committee and permitted by applicable laws.

(c)The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in my jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over- withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, the Participant is deemed, for tax purposes, to have been issued the full number of shares of Common Stock subject to the Earned PSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

9.Notice. Every notice or other communication relating to this Performance Stock Unit Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

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10.No Right to Continued Service. This Performance Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company or, if different, the Employer. The grant of Performance Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Award (including Performance Stock Units) under the Plan in the future, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted in the past. The grant of the Performance Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.

11.Nature of Grant. In accepting the Performance Stock Units, the Participant acknowledges, understands and agrees that:

(a)

the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)	all decisions with respect to future Performance Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)	the Participant is voluntarily participating in the Plan;
(d)	the Performance Stock Units and any shares of Common Stock acquired upon settlement, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)

the Performance Stock Units and any shares of Common Stock acquired upon settlement, and the income and value of same, are not part of normal or expected compensation for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(f)	the future value of the shares of Common Stock underlying the Performance Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(g)	if the Performance Stock Units become Earned PSUs and the Participant acquires shares of Common Stock, the value of such Common Stock may increase or decrease;
(h)

unless otherwise agreed with the Company in writing, the Performance Stock Units and the shares of Common Stock subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(i)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);

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(j)

unless otherwise provided in the Plan or by the Company in its sole discretion, the Performance Stock Units and the benefits evidenced by this Performance Stock Unit Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(k)

neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Stock Units or of any amounts due to the Participant pursuant to the settlement of the Performance Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement; and

(l)

the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12.	Data Privacy.

The Company is located at 100 Overlook Center, Suite 101 Princeton, New Jersey 08540, USA and grants employees of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.

(a)Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.

(b)Stock Plan Administration Service Providers and International Data Transfers. The Company intends to transfer participant data to Fidelity Stock Plan Services, LLC, or its affiliate, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.

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(c)Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from it from its systems.

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant's salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.

(e)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Data Privacy Office/IT, 100 Overlook Center, Suite 101 Princeton, New Jersey 08540, USA.

13.Binding Effect. This Performance Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14.Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Performance Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

15.Governing Law. This Performance Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Performance Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Performance Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

16.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Performance Stock Unit Agreement (including the Grant Notice and Addendum), the Plan shall govern and control.

17.Section 409A. The Performance Stock Units are intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder, and the Grant Notice and Performance Stock Unit Agreement shall be interpreted consistent with such intent. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of the Grant Notice and/or

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the Performance Stock Unit Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the payments contemplated hereunder. Notwithstanding any other provision of the Grant Notice or Performance Stock Unit Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and is subject to U.S. federal income tax, no payments in respect of any Performance Stock Unit that would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) will be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with the Performance Stock Units, and the Company will not be liable to any Participant for any payment made under the Plan or this Performance Stock Unit Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made in respect of the Performance Stock Units as an amount includible in gross income under Section 409A of the Code.

18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Compliance with Law. Notwithstanding any other provisions of the Plan or this Performance Stock Unit Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable in respect of Earned PSUs prior to the completion of any registration or qualification of the shares of Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any shares of Common Stock pursuant to the Performance Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

21.Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Performance Stock Unit Agreement. Furthermore, if the Participant has received this Performance Stock Unit Agreement, or any other document related to the Performance Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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22.Addendum. Notwithstanding any provisions in this Performance Stock Unit Agreement, the Performance Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Performance Stock Unit Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Performance Stock Unit Agreement.

23.Insider Trading/Market Abuse Restrictions. Depending on the Participant's country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant's ability to, directly or indirectly, acquire, sell or attempt to sell shares of Common Stock or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., the Performance Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant's country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees; (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant's compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

24.Exchange Control, Tax And / Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.

25.Severability. It is the desire and intent of the parties hereto that the provisions of this Performance Stock Unit Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Performance Stock Unit Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Performance Stock Unit Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Performance Stock Unit Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

26.Entire Agreement. This Performance Stock Unit Agreement (including the Addendum), the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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ADDENDUM TO THE
PERFORMANCE STOCK UNIT GRANT NOTICE
UNDER THE CERTARA, INC.
2020 INCENTIVE PLAN

Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or Agreement.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Performance Stock Units granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Performance Stock Units, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant under these circumstances.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Stock Units become Earned PSUs or at the time the Participant sells shares of Common Stock acquired under the Plan.

The information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Performance Stock Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

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CANADA

Terms and Conditions

Performance Stock Units Payable Only in Shares. Notwithstanding Section 3 of the Agreement, the grant of the Performance Stock Units does not provide any right for the Participant to receive a cash payment, and settlement of the Performance Stock Units is payable only in shares of Common Stock.

The following provisions will apply to Participants who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Performance Stock Unit Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Notice. This provision supplements Section 12 of the Performance Stock Unit Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Employer and the Company to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Employer, and the Company to record such information and to keep such information in the Participant’s employee file.

Notifications

Securities Law Notification. The Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan, provided the sale of the Shares acquired under the Plan takes place outside of Canada.

Foreign Asset/Account Reporting Notification. The Participant is required to report any foreign specified property (including shares of Common Stock acquired under the Plan) with a value exceeding C$100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. The statement is due at the same time as the Participant’s annual tax return. The Performance Stock Units must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property the Participant holds at any time during the year. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if the Participant owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The form must be filed by April 30 of the following year. The Participant is strongly advised to check with his or her personal advisor regarding the Participant’s reporting obligations.

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FRANCE

Terms and Conditions

Performance Stock Units Not Tax-Qualified. The Participant understands that the Performance Stock Units are not intended to be French tax-qualified.

Language Consent. By accepting the Award, the Participant confirms that he or she has read and understood the documents relating to the Performance Stock Units (the Grant Notice, the Plan, and the Performance Stock Unit Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement relatif à la langue utilisée: En acceptant l’Attribution, le Bénéficiaire confirme qu’il ou qu’elle a lu et compris les documents afférents aux Attributions Gratuites d’Actions (la Notification d’Attribution, le Plan et les Termes de l’Attribution, ainsi que la présente Annexe) qui sont produits en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Notification. If the Participant retains shares of Common Stock acquired under the Plan outside of France or maintains a foreign bank account, the Participant is required to report such to the French tax authorities when filing his or her annual tax return. Further, French residents with foreign account balances exceeding €1,000,000 may have additional monthly reporting obligations.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount in connection with the Participant’s participation in the Plan, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Notification. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant understands that he or she will need to report the acquisition when the Participant files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds a certain threshold or (ii) in the unlikely event the Participant holds shares of Common Stock exceeding a certain threshold of the Company’s total Common Stock. However, provided the shares of Common Stock are listed on a recognized stock exchange (e.g., the Nasdaq Stock Market) and the Participant owns less than 1% of the Company, this requirement will not apply. The Participant should consult with his or her personal tax advisor to ensure the Participant complies with applicable reporting obligations.

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INDIA

Notifications

Exchange Control Notification. It is the Participant’s responsibility to comply with any applicable exchange control regulations in India. The Participant must repatriate the proceeds from the sale of shares of Common Stock or the receipt of any dividends (if applicable) to India within a certain time period after receipt. The Participant must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with these requirements.

Foreign Asset/Account Reporting Notification. The Participant is required to declare any foreign bank accounts for which Participant has signing authority and any foreign financial assets (including shares of Common Stock acquired under the Plan) in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult his or her personal advisor in this regard.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of Performance Stock Units, the Participant acknowledges that they have received a copy of the Plan and the Performance Stock Unit Agreement and have reviewed the Plan and the Performance Stock Unit Agreement in their entirety and fully understand and accept all provisions of the Plan and the Performance Stock Unit Agreement. The Participant further acknowledge that they have read and specifically and expressly approve the following section of the Performance Stock Unit Agreement: Earned PSUs, Settlement of Performance Stock Units, Treatment of Performance Stock Units Upon Termination, Tax Withholding, Governing Law, Imposition of Other Requirements, Compliance with Law, and Data Privacy.

Notifications

Foreign Asset / Account Reporting. Italian residents who, at any time during the fiscal year, hold foreign financial assets (e.g., cash, shares of Common Stock, etc.) which may generate income taxable in Italy are required to report such investments or assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad.

Tax on Foreign Financial Assets. The value of any shares of Common Stock (and certain other foreign assets) the Participant holds outside of Italy will be subject to a foreign financial assets tax. Financial assets include shares of Common Stock acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of each calendar year.

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JAPAN

Terms and Conditions

Compliance with Law. By accepting the Performance Stock Units, the Participant agrees to comply with all applicable Japanese laws and report and pay any and all applicable Tax-Related Items associated with the receipt of Performance Stock Units and any payment made to the Participant upon settlement of Performance Stock Units. The Participant acknowledges that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of participation in an equity incentive plan, and may audit the tax returns of such employees to confirm that they have correctly reported the resulting income.

Notifications

Exchange Control Notification. Japanese residents acquiring shares of Common Stock valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of shares of Common Stock.

Foreign Asset/Account Reporting Notification. If the Participant holds assets outside of Japan with atotal net fair market value exceeding ¥50,000,000 as of December 31 (each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets by March 15 of the following year. The Participant is advised to consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

NETHERLANDS

There are no country-specific provisions.

PHILIPPINES

Terms and Conditions

Settlement of Performance Stock Units. Issuance of shares of Common Stock is conditioned upon the Company determining that an exemption exists or the Company securing and maintaining all necessary approvals from the Philippines Securities and Exchange Commission to permit the operation of the Plan in the Philippines, as determined by the Company in its sole discretion. If or to the extent the Company is unable to determine that a satisfactory exemption applies or the Company is unable to secure and maintain all necessary approvals, no shares of Common Stock subject to the Performance Stock Units for which an exemption cannot be obtained or a registration cannot be completed or maintained shall be issued. In this case, the Company retains the discretion to settle any Performance Stock Units in cash in an amount equal to the fair market value of the shares of Common Stock less any Tax-Related Items.

Notifications

Securities Law Notice. The offer under the Plan is being made pursuant to an exemption from registration under the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission.

The risks of participating in the Plan include (without limitation) the risk of fluctuation in the price of the shares of Common Stock on the Nasdaq Global Select Market and the risk of currency fluctuations between the U.S. Dollar and the Participant's local currency. The value of any shares of Common Stock the

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Participant may acquire under the Plan may decrease below the value of the shares of Common Stock at settlement (on which the Participant is required to pay taxes) and fluctuations in foreign exchange rates between the Participant's local currency and the U.S. Dollar may affect the value any amounts due to the Participant pursuant to the subsequent sale of any shares of Common Stock acquired upon settlement. The Company is not making any representations, projections or assurances about the value of the shares of Common Stock now or in the future.

For further information on risk factors impacting the Company's business that may affect the value of the shares of Common Stock, you may refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at www.certara.com. In addition, the Participant may receive, free of charge, a copy of the Company's Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting the Company’s legal department (Richard Traynor at richard.traynor@certara.com). The telephone number at the executive offices is 609-716-7900.

The Participant acknowledges that they are permitted to sell shares of Common Stock acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Participant may transfer the shares of Common Stock), provided that such sale takes place outside of the Philippines through the facilities of the Nasdaq Global Select Market on which the shares of Common Stock are listed.

POLAND

Notifications

Foreign Asset/Accounting Reporting Notification. Polish residents holding foreign securities (including shares of Common Stock acquired under the Plan) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Notification. If the Participant transfers funds into Poland in excess of a certain threshold in connection with the sale of shares of Common Stock under the Plan, the funds must be transferred via a bank account held at a bank in Poland. the Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the tax year in which such transaction occurred.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. The Participant hereby expressly declare that they have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Performance Stock Unit Agreement.

Conhecimento da Lingua. Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com ostermos e condições estabelecidas no Plano e no Acordo.

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Notifications

Exchange Control Information. If the Participant receives shares of Common Stock upon vesting and settlement of the Performance Stock Units, the acquisition of the shares of Common Stock should be reported to the Banco de Portugal for statistical purposes. If the shares of Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the shares of Common Stock are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements Section 11 of the Performance Stock Unit Agreement:

In accepting the Performance Stock Units, the Participant consents to participate in the Plan and acknowledges having received and read a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Performance Stock Units under the Plan to individuals who may be employees of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company. Consequently, the Participant understands that the Performance Stock Units are granted on the assumption and condition that such Performance Stock Units and any shares of Common Stock acquired under the Plan shall not become a part of any employment contract and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Performance Stock Units would not granted but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Performance Stock Units shall be null and void.

Notifications

Exchange Control Notification. The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for shares of Common Stock owned as of December 31st of the prior year, by means of a D-6 form; however, if the value of the shares of Common Stock acquired or sold exceeds €1,502,530 (or if the Participant holds 10% or more of the share capital of the Company or such other amount that would entitle the Participant to join the Company’s board of directors), the declaration must be filed also within one month of the acquisition or sale, as applicable.

The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Company), depending on the amount of the transactions during the relevant year or the balances in such accounts as of December 31st of the relevant year. Generally, the report is required on an annual basis (by January 20 of each year). The Participant should consult with his or her personal advisor to ensure that the Participant is properly complying with his or her reporting obligations.

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Foreign Asset/Account Reporting Notification. If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. If reporting is required, the reporting must be completed by the following March 31. The Participant should consult his or her personal tax advisor for details regarding this requirement.

Securities Law Notification. The Performance Stock Units described in this document do not qualify as securities under Spanish regulations. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory. The Plan, the Performance Stock Unit Agreement, and any other documents evidencing the award of Performance Stock Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and none of those documents constitutes a public offering prospectus.

SWEDEN

Terms and Conditions

Tax Withholding. This provision supplements Section 8 of the Performance Stock Unit Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their obligations for Tax-Related Items as set forth in Section 8 of the Performance Stock Unit Agreement, by accepting the Performance Stock Units, the Participant authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Participant upon settlement of the Performance Stock Units to satisfy any Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Notification. Because the offer of the Performance Stock Units is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Performance Stock Units (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than the Participant or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

UNITED KINGDOM

Settlement. The following provision supplements Section 3 of the Performance Stock Unit Agreement:

Notwithstanding any discretion contained in the Plan or the Performance Stock Unit Agreement, the Performance Stock Units will not be settled in cash or a combination of cash and shares of Common Stock. The Performance Stock Units will be settled only in shares of Common Stock.

Tax Withholding. The following provision supplements Section 8 of the Performance Stock Unit Agreement:

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Without limitation to Section 8 of the Performance Stock Unit Agreement, the Participant agrees to be liable for any Tax-Related Items related to the Participant's participation in the Plan and legally applicable to the Participant and hereby covenants to pay any such Tax-Related Items, as and when requested by the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Employer against any Tax-Related Items that the Employer is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer, the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related

Items not collected from or paid by the Participant; in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 8 of the Performance Stock Unit Agreement.

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